PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) and 424(c)
(To Prospectus dated January 13, 2006)	Commission File No. 333-129715

FTI Consulting, Inc.

Prospectus Supplement No. 1

Dated May 25, 2006

to

Prospectus Dated January 13, 2006

$150,000,000 Principal Amount of

3 3/4% Convertible Senior Subordinated Notes due July 15, 2012

and the Shares of Common Stock Issuable upon Conversion of the Notes

We issued $150,000,000 of 3 3/4% Convertible Senior Subordinated Notes due July 15, 2012 in a private placement in July 2005. This prospectus supplement relates to the prospectus dated January 13, 2006 that may be used by selling securityholders to sell their notes and the shares of our common stock issuable upon conversion of their notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated January 13, 2006, including amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus and the documents and information incorporated by reference therein except to the extent that the information in this prospectus supplement updates or supersedes the information contained or incorporated by reference in the prospectus dated January 13, 2006.

Investment in our securities involves a number of risks. See section titled “Risk Factors” beginning on page 5 of the prospectus dated January 13, 2006 and page 18 of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission on March 7, 2006 and incorporated by reference herein to read about certain factors you should consider before buying our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

The date of this prospectus supplement is May 25, 2006.

SELLING SECURITYHOLDERS

We originally sold the notes to Goldman, Sachs & Co. and Banc of America Securities LLC, as initial purchasers, in July 2005, in a private placement that was exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act. Selling securityholders who may use the prospectus and this prospectus supplement from time to time to offer or sell any or all of their notes and shares of our common stock issuable upon conversion of the notes include the initial purchasers’ transferees, pledgees, donees and their successors.

The table below sets forth information concerning beneficial ownership of the notes and updates and supplements the table appearing under the heading “Selling Securityholders” beginning on page 60 of the prospectus dated January 13, 2006. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus. The information below is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use the prospectus and this prospectus supplement to offer all or some portion of the notes or the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under the prospectus and this prospectus supplement. In addition, the principal amount of notes beneficially owned prior to the offering and offered hereby and the number of shares of our common stock beneficially owned prior to the offering and offered hereby may be in excess of the total amount registered under the registration statement of which the prospectus and this prospectus supplement forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided us information regarding their holdings of notes and our shares of common stock.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act of 1934, as amended, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Securityholder(1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering	Offered Hereby
Holders of convertible notes or shares issuable upon conversion thereof:
Aloha Airlines Non-Pilots Pension Trust	5,000	*	160	160
Anthony Munk	140,000	*	4,480	4,480
Arkansas PERS	55,000	*	1,760	1,760
Astraszencea Holdings Pension	15,000	*	480	480
Attorney’s Title Insurance Fund	5,000	*	160	160
Bancroft Convertible Fund, Inc.	1,125,000	*	35,998	35,998
Bank Austria Cayman Islands, Ltd.(5)	1,500,000	1.0%	47,997	47,997
Barclay’s Global Distribution Bonds(3)	100,000	*	3,200	3,200
Basso Fund Ltd.(3)	130,000	*	4,160	4,160
Basso Holdings Ltd.(3)	490,000	*	15,679	15,679
Basso Multi-Strategy Holding Fund Ltd.(4)	380,000	*	12,159	12,159
BNP Paribas Equity Strategies, SNC(5)(6)(7)	1,783,000	1.2%	58,266	56,842
Boilermakers Blacksmith Pension Trust	75,000	*	2,400	2,400
C&H Sugar Company Inc.	5,000	*	160	160
Calamos® Global Growth and Income Fund—Calamos® Investment Trust	1,930,000	1.3%	61,756	61,756
Calamos® Growth and Income Fund—Calamos® Investment Trust	27,700,000	18.5%	886,345	886,345
Calamos® Growth and Income Portfolio—Calamos® Advisors Trust	180,000	*	5,760	5,760
Cervantes Portfolio LLC(8)	200,000	*	6,400	6,400
Chrysler Corporation Mater Retirement Trust(5)(9)	2,160,000	1.4%	69,116	69,116
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(6)	1,507,000	1.0%	48,221	48,221
CNH CA Master Account, L.P. (29)	4,000,000	2.7%	127,992	127,992
CQS Capital Structure Arbitrage Master Fund Limited(10)	6,000,000	4.0%	191,988	191,988
DB AG London (5)	13,000,000	8.7%	415,974	415,974
Delaware PERS	30,000	*	960	960
Delta Airlines Master Trust	15,000	*	480	480
Delta Airlines Master Trust—CV(5)(9)	460,000	*	14,719	14,719
Delta Pilots Disability & Survivorship Trust—CV(5)(9)	210,000	*	6,720	6,720
Deutsche Bank Securities Inc.(11)	1,900,000	1.3%	60,796	60,796
Duke Endowment	15,000	*	480	480
Eartham Foundation(8)	50,000	*	1,600	1,600
Ellington Overseas Partners, LTD(12)	11,000,000	7.3%	351,978	351,978
Ellsworth Convertible Growth and Income Funds, Inc.	1,125,000	*	35,998	35,998
F.M. Kirby Foundation, Inc.(5)(9)	320,000	*	10,239	10,239
Fidelity Financial Trust: Fidelity Convertible Securities Fund(5)(13)	11,995,000	8.0%	383,816	383,816
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund	1,000,000	*	31,998	31,998
Fore Convertible Master Fund, Ltd.(14)	19,000,000	12.7%	607,962	607,962

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Securityholder(1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering	Offered Hereby
Fore ERISA Fund, Ltd.(14)	3,000,000	2.0%	95,994	95,994
Fore Multi Strategy Master Fund, Ltd.(14)	6,000,000	4.0%	191,988	191,988
Grace Convertible Arbitrage Fund, Ltd.(15)	2,250,000	1.5%	71,996	71,996
Hallmark Convertible Securities Fund	5,000	*	160	160
HarborCapital Advisors, Inc.(8)	125,000	*	4,000	4,000
HarborHigh-Yield Bond Fund(8)	125,000	*	4,000	4,000
HFR CA Select Fund(16)	750,000	*	23,999	23,999
Honeywell International Inc. Master Retirement Trust(8)	750,000	*	23,999	23,999
ICI American Holdings Trust	10,000	*	320	320
Inova Health Care Services	190,000	*	6,080	6,080
Inova Health System Retirement Plan(17)	55,000	*	1,760	1,760
Institutional Benchmark Series (Master Feeder Ltd.)(16)	1,800,000	1.2%	57,596	57,596
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(5)(9)	250,000	*	8,000	8,000
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(5)(9)	130,000	*	4,160	4,160
International Truck & Engine Corporation Retiree Health Benefit Trust(5)(9)	90,000	*	2,880	2,880
Jefferies & Company(11)	1,000,000	*	31,998	31,998
KBC Financial Products USA Inc.(18)	1,500,000	1.0%	47,997	47,997
LDG Limited(19)	146,000	*	4,672	4,672
Lyxor/Convertible Arbitrage Fund Limited(6)	338,000	*	10,815	10,815
Man Mac I Limited(14)(20)	8,000,000	5.3%	255,984	255,984
McMahan Securities Co., L.P.(21)(10)	1,000,000	*	31,998	31,998
Microsoft Corporation(5)	265,000	*	8,479	8,479
MSS Convertible Arbitrage I(19)	26,000	*	832	832
Newport Alternative Income Fund	400,000	*	12,799	12,799
Nuveen Preferred and Convertible Fund JQC	310,000	*	9,919	9,919
Nuveen Preferred and Convertible Income Fund JPC	235,000	*	7,520	7,520
OCLC Online Computer Library Center Inc.	5,000	*	160	160
OCM Convertible Trust(5)(9)	765,000	*	24,478	24,478
OCM Global Convertible Securities Fund(5)(9)	85,000	*	2,720	2,720
Pebble Limited Partnership	1,000,000	*	31,998	31,998
PM Securities (Barbados) Inc.	450,000	*	14,399	14,399
Polygon Global Opportunities Master Fund(22)	3,000,000	2.0%	95,994	95,994
Prudential Insurance Co. of America	5,000	*	160	160
Putnam Convertible Income—Growth Trust(5)	3,600,000	2.4%	115,193	115,193

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Securityholder(1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering	Offered Hereby
Qwest Occupational Health Trust(5)(9)	190,000	*	6,080	6,080
Qwest Pension Trust(5)(9)	450,000	*	14,399	14,399
RCG Halifax Fund, Ltd.(5)	500,000	*	15,999	15,999
RCG Latitude Master Fund, Ltd.(5)	3,000,000	2.0%	95,994	95,994
S.A.C. Arbitrage Fund, LLC(23)(24)	1,000,000	*	58,598	31,998
Sage Capital Management, LLC(25)	2,500,000	1.7%	79,995	79,995
San Diego County Employees Retirement Association(16)	1,500,000	1.0%	47,997	47,997
SG Americas Securities, LLC	250,000	*	8,000	8,000
SG Americas Securities, LLC	5,000,000	3.3%	159,990	159,990
Silvercreek II Limited	1,880,000	1.3%	60,156	60,156
Silvercreek Limited Partnership	2,230,000	1.5%	71,356	71,356
Singlehedge US Convertible Arbitrage Fund(6)	465,000	*	14,879	14,879
Southern Farm Bureau Life Insurance	25,000	*	800	800
Sphinx Fund(19)	208,000	*	6,656	6,656
State Employees’ Retirement Fund of the State of Delaware(5)(9)	525,000	*	16,799	16,799
State of Oregon Equity	175,000	*	5,600	5,600
Sturgeon Limited(6)	907,000	*	29,022	29,022
Syngenta AG	10,000	*	320	320
The Salvation Army—Eastern Territory(8)	100,000	*	3,200	3,200
The St. Paul Travelers Companies, Inc.—Commercial Lines(5)(9)	665,000	*	21,279	21,279
TQA Master Fund, LTD(19)	146,000	*	4,672	4,672
TQA Master Plus Fund, LTD(19)	2,084,000	1.4%	66,684	66,684
UnumProvident Corporation(5)	205,000	*	6,560	6,560
Vanguard Convertible Securities Fund, Inc.(5)(9)	3,215,000	2.1%	102,874	102,874
Vicis Capital Master Fund(26)	7,000,000	4.7%	223,986	223,986
Virginia Retirement System(5)(9)	915,000	*	29,278	29,278
Waterstone Market Neutral MAC 51, Ltd.(27)	1,179,000	*	37,726	37,726
Waterstone Market Neutral Master Fund, Ltd.(27)	7,821,000	5.2%	250,256	250,256
Whitebox Diversified Convertible Arbitrage Partners LP(30)	2,500,000	1.7%	79,995	79,995
Wyeth Retirement Plan—U.S. Master Trust(8)	250,000	*	8,000	8,000
Zazove Convertible Arbitrage Fund, L.P.(16)	6,200,000	4.1%	198,388	198,388
Zazove Hedged Convertible Fund, L.P.(16)	2,750,000	1.8%	87,995	87,995
Zurich Institutional Benchmark Master Fund(19)	242,000	*	7,744	7,744
Any other selling securityholder of notes or future transferee from any such holder(28)	*	*	*	*

Total	150,000,000	100%	4,827,514	4,799,700

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of shares of our common stock issuable upon conversion of the notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such shares of common stock.

(2)	For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion rate of 31.9980 shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of $31.25 per share. However, the conversion price is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	David Clott has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(4)	Basso Capital Management, L.P. is the investment manager of this selling securityholder, and consequently has voting and dispositive power over the securities listed above that are held by this selling securityholder. Howard Fischer has ultimate trading responsibility with respect to this selling securityholder. Mr. Fischer disclaims ultimate beneficial ownership of the securities listed above that are held by this selling securityholder.

(5)	This selling securityholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(6)	CooperNeff Advisors Inc. has sole investment control and shared voting control over the securities listed above that are held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors Inc.

(7)	Under common control with BNP Paribas Securities Corp. Number of shares of common stock offered hereby excludes 1,424 shares beneficially owned by the selling securityholder that may not be sold pursuant to this prospectus or the registration statement of which this prospectus is a part.

(8)	Shenkman Capital Management, Inc. (“Shenkman”) acts as investment manager for this selling securityholder, and as such has the power to direct the voting and disposition of securities held by this selling securityholder. Mark Shenkman is the chief investment officer of Shenkman and has oversight authority over all portfolio managers at Shenkman.

(9)	Oaktree Capital Management, LLC (“Oaktree”) is the investment manager of this selling securityholder and consequently has voting and dispositive power over the securities listed above that are held by this selling securityholder. Lawrence W. Keele is a principal of Oaktree and is the portfolio manager of this selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the registrable securities held by this selling securityholder, except for their pecuniary interest therein.

(10)	Michael Hintze has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(11)	This selling securityholder has advised us that it is a broker-dealer. Accordingly under interpretations by the staff of the SEC, this selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act. This selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it and offered for sale for investment purposes and that such securities were not acquired as compensation for underwriting activities.

(12)	Ellington Management Group, LLC is the investment adviser of this selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the securities offered hereby except to the extent of any indirect ownership interest he may have in such securities through his economic participation in this selling securityholder.

(13)	This selling securityholder is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,785,136 shares of FTI’s common stock outstanding (including the number of shares into which the securities listed in the table above as beneficially owned by this selling securityholder and offered hereby, are convertible) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the selling securityholder each has sole power to dispose of the securities owned by the selling securityholder. Neither FMR Corp., nor Edward C Johnson 3d, chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the selling securityholder, which power resides with the selling securityholders Board of Trustees.

(14)	David Egglishaw has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(15)	Bradford Whitmore and Michael Brailov have voting and dispositive power over the securities listed above that are held by this selling securityholder.

(16)	Gene T. Prelti has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(17)	Nick Calamos has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(18)	This selling securityholder is an indirect wholly-owned subsidiary of KBC Bank N.V., which is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

(19)	TQA Investors LLC has voting and dispositive power over the securities listed above that are held by this selling securityholder. The members of TQA Investors LLC are Robert Buttman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

(20)	Man-Diversified Fund II Ltd. is the controlling entity of this selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company, which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(21)	The executive committee of this selling securityholder has voting and dispositive power over the securities listed above that are held by this selling securityholder. The members of the executive committee are Jay Glassman, Ronald Fertig, Joe Dwyer, D. Bruce McMahan, Scott Dillinger and Norman Ziegler.

(22)	The board of directors of this selling securityholder has voting and dispositive power over the securities listed above that are held by this selling securityholder. The members of the board of directors of this selling securityholder are Alex Jackson, Andrew Farquhar, Byron Knief, Greville Ward and Reade Griffith.

(23)	S.A.C. Capital Advisors, LLC and S.A.C. Capital Management LLC share all investment and voting power over the securities listed above that are held by this selling securityholder. S.A.C. Capital Advisors, LLC and S.A.C. Capital Management LLC are each controlled by Steven A. Cohen. S.A.C. Capital Advisors, LLC, S.A.C. Capital Management LLC and Mr. Cohen each disclaim beneficial ownership of the securities listed above that are held by this selling securityholder.

(24)	Number of shares of common stock offered hereby excludes 26,600 shares beneficially owned by the selling securityholder that may not be sold pursuant to this prospectus or the registration statement of which this prospectus is a part.

(25)	Peter deLisser, as managing member of this selling securityholder, has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(26)	John Succo, Sky Lucas and Shad Stastney have voting and dispositive power over the securities listed above that are held by this selling securityholder.

(27)	Shawn Bergerson, the Chief Executive Officer of this selling securityholder, has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(28)	We are unable to provide the names of certain selling security holders who hold notes and/or shares of our common stock issuable upon conversion of the notes at this time, because these selling securityholders have not provided us with information and/or their notes are evidenced by a global note that has been deposited with The Depository Trust Company and registered in the name of Cede & Co., as The Depository Trust Company’s nominee. Information concerning any such selling securityholders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and when required.

(29)	CNH Partners, LLC is Investment Advisor of the Selling Securityholder and has sole voting and dispositive power over the registrable securities. Investment principals for the Advisory are Robert Krail, Mark Mitchell and Todd Pulvino.

(30)	Andrew Redleaf has voting and dispositive power over the securities listed above that are held by this selling securityholder.